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                                                                    EXHIBIT 20.1


                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE
DECEMBER 9, 1997


                      STAGE II APPAREL SIGNS AGREEMENT FOR
                         ACQUISITION OF SHOREBREAK GROUP


         NEW YORK, NEW YORK -- STAGE II APPAREL CORP. (AMEX: SA) announced an agreement (the "Purchase Agreement") with Shorebreak Group, Inc. ("Shorebreak") and its shareholders (the "Shorebreak Shareholders"), providing for the Company's acquisition of Shorebreak and related transactions. Completion of the transactions will be subject to approval by the Company's shareholders, receipt of a fairness opinion and various other closing conditions.

         The transactions contemplated by the Purchase Agreement include (i) the Company's repurchase of 1,900,000 million shares of its common stock ("SA Common") held by Jack Clark, Robert Plotkin and Steven R. Clark, officers and directors of the Company, in consideration for their release from guarantees of the Company's indebtedness to its factor and their receipt of options to purchase a total of 1,500,000 shares of SA Common at exercise prices ranging from $.50 to $1.75 per share, (ii) the Company's acquisition of all the outstanding capital stock of Shorebreak in exchange for 4,008,654 newly issued shares of SA Common to be issued to the Shorebreak Shareholders, constituting two-thirds of the SA Common to be outstanding upon the closing of the transactions, (iii) the reconstitution of the Company's board of directors with designees of Shorebreak and (iv) the addition of a new management team to be headed by Richard Siskind, the principal shareholder and chief executive officer of Shorebreak. The Purchase Agreement also contemplates that a new factoring agreement will be arranged for the Company by the Shorebreak Shareholders.

         Jack Clark, Chairman of Stage II, said "We explored a number of alternatives to address the company's growth potential, capital availability and management needs. We have great confidence in Shorebreak's talented management team and believe this is the best available transaction for the Company and its shareholders."

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         Upon closing, Richard Siskind will become Chairman and CEO of Stage II.
Mr. Siskind is the principal shareholder and CEO of Shorebreak as well as segments of the apparel industry, in which he has over 30 years' experience. Shorebreak is a distributor men's and boy's sportswear under licensed brand names. From its inception in February 1997 through September 30, 1997,
Shorebreak had net sales of $3.7 million and net income of $232,000.

         The Company believes Mr. Siskind's experience, industry contacts and successful track record will enable the Company to complete the turnaround started by its current management. Mr. Siskind commented that "we are committed to this goal and believe our major equity position and management role in Stage II will provide excellent opportunities for growth."

         Completion of the transactions is subject to various closing conditions, including majority approval by the Company's shareholders. By year end, the Company expects to provide its shareholders with a proxy statement describing the transactions in more detail and the basis for its board of director's recommendation of the transactions.

         The Company is engaged in the design and distribution of an extensive range of men's and boy's casual apparel and activewear. The Company markets its apparel to mass merchandisers, department stores, sporting goods chains and specialty stores under nationally recognized brand names as well as proprietary and private labels.

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Company       Michael Hanrahan
Contact:      Chief Financial Officer
              (212) 564-5865

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